UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 10, 2012

HOLOGIC, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-18281	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

35 Crosby Drive, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

(781) 999-7300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Hologic, Inc. (“Hologic” or the “Company”), in contemplation of its anticipated acquisition of Gen-Probe Incorporated (“Gen-Probe”) (the “Gen-Probe Acquisition”), entered into a Retention and Severance Agreement (“Retention Agreement”) and a Change of Control Agreement (“Change of Control Agreement”), each dated July 10, 2012, with Carl W. Hull, the current President and Chief Executive Officer of Gen-Probe. The Retention Agreement and Change of Control Agreement become effective upon, and are subject to the consummation of, the Gen-Probe Acquisition. The Retention Agreement and the Change of Control Agreement are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively. The below descriptions of the Retention Agreement and Change of Control Agreement do not purport to be complete and are qualified in their entirety by reference to the exhibits filed herewith.

Retention Agreement. The Retention Agreement provides that, upon the consummation of the Gen-Probe Acquisition (the “Effective Date”), Mr. Hull will become Senior Vice President and General Manager of the combined company’s Diagnostics division, and an executive officer of Hologic, reporting to Hologic’s President and Chief Executive Officer. Upon the effective date of the Retention Agreement, and in connection with the Gen-Probe Acquisition, Mr. Hull’s current employment agreement, as amended and restated, with Gen-Probe will be terminated and Mr. Hull will relinquish all rights under that agreement. If Mr. Hull’s current employment agreement were not terminated, then pursuant to its terms and the terms of the Gen-Probe Acquisition, upon the closing of the Gen-Probe Acquisition, Mr. Hull’s employment as President and Chief Executive Officer would be terminated and Mr. Hull would be entitled to receive as a matter of right: (i) an amount equal to three times his current annual base salary of $780,000 (or $2,340,000); (ii) an additional amount equal to three times the highest annual bonus paid to Mr. Hull during the three-year period prior to termination, which was $690,000 (or $2,070,000); and (iii) an additional amount equal to the highest annual bonus paid to Mr. Hull during the three-year period prior to termination, pro-rated to the date of termination (or $402,500 if the Gen-Probe Acquisition closed on August 1, 2012). Mr. Hull would also be entitled under his current employment agreement to receive, at Gen-Probe’s expense, the continuation of health care coverage for up to one year and life insurance for two years. Mr. Hull will relinquish all rights to the foregoing benefits under his current employment agreement upon the Effective Date.

Under the Retention Agreement, Mr. Hull will receive an annual salary of $750,000 and be eligible to participate in Hologic’s annual Short-Term Incentive Plan, with a 2012 bonus target amount of 60% of his base salary, subject to the terms and conditions of such plan, pro-rated for the number of days he will have been employed by the Company during fiscal 2012.

The Retention Agreement further provides that Mr. Hull will be paid a retention bonus of $3.2 million if he remains continuously employed by the Company through November 1, 2013 (the “Retention Date”), subject to earlier payment in certain circumstances. In addition the Company has agreed to issue Mr. Hull restricted stock units with a value of $2.5 million on the Effective Date based upon the then trading price of the Company’s common stock. These restricted stock units vest on the Retention Date unless previously accelerated.

Either Mr. Hull or the Company may terminate Mr. Hull’s employment with Hologic at any time, subject to the terms of the Retention Agreement. If Mr. Hull’s employment is terminated by the Company prior to November 1, 2013 for “cause” (as defined in the Retention Agreement) or as a result of Mr. Hull’s disability or death, then the Company will pay Mr. Hull his then-accrued compensation only. If Mr. Hull’s employment is terminated by the Company on or prior to November 1, 2013 without “cause” or is terminated by Mr. Hull for “good reason” (as defined in the Retention Agreement), then the Company will pay Mr. Hull all accrued compensation, the Retention Bonus (as defined in the Retention Agreement), a lump sum cash amount equal to two times Mr. Hull’s base salary and target annual bonus, and all restricted stock units granted pursuant to the Retention Agreement will immediately vest. If Mr. Hull terminates his employment with the Company prior to November 1, 2013 without “good reason,” then the Company will pay Mr. Hull, in addition to all accrued compensation, a lump sum cash amount equal to two times Mr. Hull’s base salary and target annual bonus.

If Mr. Hull’s employment is terminated after November 1, 2013 by the Company without “cause” or by Mr. Hull for any reason, then the Company will pay Mr. Hull any unpaid accrued compensation (including the Retention Bonus) and a lump sum cash amount equal to two times Mr. Hull’s base salary and target annual bonus.

If Mr. Hull’s employment is terminated after November 1, 2013 by the Company for “cause” or as a result of Mr. Hull’s disability or death, then the Company will pay Mr. Hull any unpaid accrued compensation (including the Retention Bonus) and a lump sum cash amount equal to two times Mr. Hull’s base salary and target annual bonus.

In the event that any payment or benefits to Mr. Hull under the Retention Agreement would be subject to the excise tax imposed upon certain change of control payments under federal tax laws, Mr. Hull will receive the greater of: (i) the amount of any payments, benefits or other compensation that would otherwise have been due under the Retention Agreement or (ii) one dollar less than the amount of such payments, benefits, and other compensation that would subject Mr. Hull to the excise tax.

Change of Control Agreement. The Change of Control Agreement provides that if the Company consummates a “change of control” (as defined in the Change of Control Agreement), and during the eighteen month period following the consummation of such change of control, the Company terminates the employment of Mr. Hull for reasons other than death, disability or “cause” (as defined in the Change of Control Agreement), or Mr. Hull terminates for “good reason” (as defined in the Change of Control Agreement), Mr. Hull shall be entitled to receive:

•	all accrued obligations then owed to him;

•

a lump sum cash payment equal to the product of two times the sum of Mr. Hull’s annual base salary and average annual bonus in respect of each of the three fiscal years immediately preceding the fiscal year in which the change of control occurs (annualized for any period of less than twelve full months of employment);

•	continued health and dental benefits (on the same basis as for other similarly situated employees) for the twelve month period following termination; and

•	any other benefits or compensation payable under the terms of any employee benefit plan.

The Change of Control Agreement further provides that all unvested stock options, restricted stock units or stock appreciation rights held by Mr. Hull shall become immediately exercisable or, if applicable, vested following such a termination.

In the event that any payment or benefits to Mr. Hull under the Change of Control Agreement would be subject to the excise tax imposed upon certain change of control payments under federal tax laws, Mr. Hull will receive the greater of: (i) the amount of any payments, benefits or other compensation that would otherwise have been due under the Change of Control Agreement or (ii) one dollar less than the amount of such payments, benefits, and other compensation that would subject Mr. Hall to the excise tax.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Retention and Severance Agreement.

10.2	Change of Control Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2012	HOLOGIC, INC.

	By:	/S/ GLENN P. MUIR
Glenn P. Muir
Executive Vice President, Finance and Administration, and Chief Financial Officer